Exhibit 99.1
Santa Monica Media Corporation
Announces Termination of Over-allotment Option
and Separate Trading of Common Stock and Warrants
NEW YORK—(BUSINESS WIRE)—Santa Monica Media Corporation (AMEX: MEJ.U) (the “Company”) announced today that the underwriters for the Company’s initial public offering (the “IPO”) have terminated their over-allotment option. The IPO generated total gross proceeds of approximately $100 million to the Company.
The lead underwriter for the IPO was Citigroup Global Markets Inc., with Ladenburg Thalmann & Co. Inc. acting as co-manager.
The Company intends to use the net proceeds from this offering to acquire one or more businesses or assets in the communications, media, gaming and/or entertainment industries through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination.
In addition, the Company announced today that commencing on April 18, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade on the American Stock Exchange under the symbol MEJ.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols MEJ and MEJ.WS, respectively.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained, when available, by contacting Citi Prospectus Delivery, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (telephone: 1-800-831-9146 or e-mail: batprospectusdept@citigroup.com).
Forward-Looking Statements
This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Media Contact:
David Marshall
Santa Monica Media Corporation
(310) 256-3680